Exhibit 99.1

SEALY REPORTS RECORD SALES

HIGH POINT, North Carolina (March 1, 2004) – Sealy Corporation, the world’s largest manufacturer of bedding products, today announced results for the fiscal fourth quarter and full year ending November 30, 2003.

For the quarter, Sealy reported sales of $306.8 million, an increase of 8.0% from $284.0 million for the same period a year ago. Net income was $1.5 million, compared with $8.5 million a year earlier. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $32.3 million, compared with $28.5 million a year earlier. Adjusted EBITDA was $45.3 million, compared with $35.1 million for the same period a year ago. EBITDA and Adjusted EBITDA were both positively impacted by the new product introduction in the second half of the year.

For the full year, net sales reached a record $1.2 billion in 2003, up slightly from 2002.

Reported net sales for the fourth quarter of 2003 and 2002 reflect Sealy’s adoption of Financial Accounting Standards Board Emerging Issues Task Force (EITF) 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product.” Under EITF 01-09, cash consideration is a reduction of revenue, unless specific criteria are met regarding goods or services that the vendor may receive in return for this consideration. Historically, Sealy classified costs such as volume rebates and promotional money as marketing and selling expenses. These costs are now classified as a reduction of revenue. This had the effect of reducing net sales and selling, general and administrative (SG&A) expenses each by $13.5 million for the fourth quarter of 2003 and by $11.5 million for the fourth quarter of 2002 and by $50.3 million for the year end 2003 and by $51.5 million for the year ended 2002. These changes did not affect the Company’s financial position or results of operations.

Net income for the year was $18.3 million compared with $16.9 million for 2002. EBITDA was $129.9 million for the year, compared with $119.2 million in 2002. Adjusted EBITDA was $161.8 for the year, compared with $168.9 in the prior year.

“In spite of the challenging economic environment faced during 2003 we were able to record a record level of sales and experienced strong sales momentum during the fourth quarter as a result of the successful launch of our innovative UniCased Posturepedic product line. In January 2004 we launched our new Stearns & Foster TripLCased mattress. Initial response from our retailers has been extremely positive.” said David J. McIlquham, Sealy’s president and chief executive officer. “In addition to the successful UniCased launch we were able to effectively resolve our affiliate and accounts receivable issues while aggressively reducing our working capital levels. As a result we were able to reduce our net debt by nearly $80 million during 2003.” said McIlquham.

Sealy is the largest bedding manufacturer in the world with sales of $1.2 billion in 2003. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy ®, Sealy Posturepedic ®, Sealy Posturepedic Crown Jewel ®, Stearns & Foster ®, and Bassett ® brands. Sealy has the largest market share and highest consumer awareness of any bedding brand in North America. Sealy employs more than 6,000 individuals, has 31 plants, and sells its products to 3,200 customers with more than 7,400 retail outlets worldwide. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

SEALY CORPORATION

Consolidated Balance Sheets

(in thousands, except par value amounts)

	November 30, 2003	December 1, 2002
ASSETS
Current assets:
Cash and cash equivalents	$101,100	$27,443
Accounts receivable—Non-affiliates (net of allowance for doubtful accounts, discounts and returns, 2003—$23,007; 2002—$26,303)	160,984	164,742
Accounts receivable—Affiliates (net of allowance for doubtful accounts, discounts and returns, 2003—$22; 2002—$40)	1,758	3,753
Inventories	49,413	53,387
Prepaid expenses and other current assets	22,898	20,566
Deferred income taxes	20,506	22,132

	356,659	292,023

Property, plant and equipment—at cost:
Land	13,770	13,336
Buildings and improvements	91,985	88,444
Machinery and equipment	187,587	167,450
Construction in progress	6,376	11,396

	299,718	280,626
Less accumulated depreciation	128,893	106,701

	170,825	173,925

Other assets:
Goodwill	381,891	374,946
Other intangibles—net of accumulated amortization (2003—$14,211; 2002—$13,292)	5,364	5,078
Long-term notes receivable	13,323	12,022
Investments in and advances to affiliates	—	12,950
Debt issuance costs, net, and other assets	31,004	34,004

	431,582	439,000

Total Assets	$959,066	$904,948

SEALY CORPORATION

Consolidated Balance Sheets

(in thousands, except par value amounts)

	November 30, 2003	December 1, 2002
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion-long-term obligations	$47,623	$33,338
Accounts payable	85,478	69,090
Accrued expenses:
Customer incentives and advertising	35,546	41,530
Compensation	27,583	24,482
Interest	23,565	14,263
Other	44,839	43,497

	264,634	226,200

Long-term obligations, net of current portion	699,630	719,896
Other noncurrent liabilities	48,851	46,805
Deferred income taxes	22,113	27,787
Commitments and contingencies	—	—
Stockholders’ equity (deficit):
Preferred stock, $0.01 par value; Authorized 100,000 shares; Issued, none	—	—
Class L common stock, $0.01 par value; Authorized, 6,000 shares; Issued (2003—1,543; 2002—1,543)	15	15
Class M common stock, $0.01 par value; Authorized, 2,000 shares; Issued (2003—1,612; 2002—1,612)	16	16
Class A common stock, $0.01 par value; Authorized 600,000 shares; Issued (2003—15,245; 2002—15,021)	153	150
Class B common stock, $0.01 par value; Authorized 200,000 shares; Issued (2003—14,040; 2002—14,040)	140	140
Additional paid-in capital	146,240	146,140
Accumulated deficit	(201,497)	(219,766)
Accumulated other comprehensive loss	(8,165)	(29,371)
Common stock held in treasury, at cost	(13,064)	(13,064)

	(76,162)	(115,740)

Total Liabilities and Stockholders’ Equity (Deficit)	$959,066	$904,948

SEALY CORPORATION

Consolidated Statements Of Operations

(in thousands, except per share amounts)

	Year Ended
	November 30, 2003	December 1, 2002	December 2, 2001
Net sales—Non-affiliates	$1,157,887	$1,045,639	$993,032
Net sales—Affiliates	31,973	143,529	161,021

Total net sales	1,189,860	1,189,168	1,154,053

Cost and expenses:
Cost of goods sold—Non-affiliates	676,414	601,879	581,741
Cost of goods sold—Affiliates	18,693	77,784	86,845

Total cost of goods sold	695,107	679,663	668,586

Gross Profit	494,753	509,505	485,467
Selling, general and administrative (including provisions for bad debts $5,047, $31,252 and $18,578, respectively)	397,089	410,465	386,859
Stock based compensation	1,311	771	(2,733)
Plant/Business closing and restructuring charges	1,825	8,581	1,183
Amortization of intangibles	1,103	1,063	13,474
Asset impairment charge	—	—	4,422
Royalty income, net of royalty expense	(12,472)	(11,155)	(11,667)

Income from operations	105,897	99,780	93,929
Interest expense	68,525	72,571	78,047
Other expense, net	907	3,058	24,346

Income (loss) before income taxes and cumulative effect of change in accounting principle	36,465	24,151	(8,464)
Income taxes	18,196	7,232	12,501

Income (loss) before cumulative effect of change in accounting principle	18,269	16,919	(20,965)
Cumulative effect of change in accounting principle (net of income tax expense of $101 in 2001)	—	—	(152)

Net income (loss)	$18,269	$16,919	$(20,813)

SEALY CORPORATION

Consolidated Statements Of Cash Flows

(in thousands)

	Year Ended
	November 30, 2003	December 1, 2002	December 2, 2001
Cash flows from operating activities:
Net income (loss)	$18,269	$16,919	$(20,813)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	23,799	21,370	18,429
Amortization of intangibles	1,103	1,063	13,474
Stock-based compensation	1,311	771	(2,733)
Equity in net loss of investee	—	5,576	3,997
Business closure charge	—	5,802	—
Impairment charges	1,825	2,442	30,672
Deferred income taxes	(718)	(2,139)	(4,911)
Non-cash interest expense:
Discount on Senior Subordinated Notes, net	15	12,406	11,248
Junior Subordinated Note	4,742	5,208	4,533
Amortization of debt issuance costs and other	4,814	4,518	4,417
Other, net	(3,594)	(4,998)	(6,016)
Changes in operating assets and liabilities:
Accounts receivable	5,753	12,615	(19,788)
Inventories	4,020	5,915	3,916
Prepaid expenses	(2,332)	(2,178)	(8,212)
Accounts payable/accrued expenses/other noncurrent liabilities	28,906	14,677	(16,934)

Net cash provided by operating activities	87,913	99,967	11,279

Cash flows from investing activities:
Purchase of property, plant and equipment	(13,443)	(16,848)	(20,123)
Note receivable from prior affiliate	—	(3,272)	—
Cash received from (paid on) affiliate notes and investments	13,611	(12,500)	(16,151)
Purchase of businesses, net of cash acquired	—	(6,829)	(26,643)
Proceeds from sale of property, plant and equipment	257	—	65

Net cash provided by (used in) investing activities	425	(39,449)	(62,852)

Cash flows from financing activities:
Treasury stock repurchase, including direct expenses	—	(801)	(12,178)
Issuance of public notes	51,500	—	127,500
Repayments of long-term obligations	(62,237)	(42,491)	(71,201)
Net borrowings on revolving credit facilities	—	—	6,803
Equity issuances	103	432	468
Purchase of interest rate cap agreement	—	(625)	—
Debt issuance costs	(4,047)	(1,600)	(5,923)

Net cash provided by (used in) financing activities	(14,681)	(45,085)	45,469

Change in cash and cash equivalents	73,657	15,433	(6,104)
Cash and cash equivalents:
Beginning of period	27,443	12,010	18,114

End of period	$101,100	$27,443	$12,010

EBITDA (Earnings Before Interest, Income Taxes, Depreciation and Amortization) and Adjusted EBITDA (as defined in the senior and revolving credit agreements) are presented because the Company considers them to be measures of Sealy’s ability to incur and service debt. In addition, the Company bases its assessment on the recoverability of its goodwill on a multiple of EBITDA. The Company’s Board of Directors also uses EBITDA as a basis for determining the fair market value of the stock at the grant date for stock option issuances. Adjusted EBITDA is presented herein as it is a material component of the covenants contained within the company’s credit agreement. In addition to adjusting net income to exclude income taxes, interest expense and depreciation and amortization, Adjusted EBITDA (as defined in the senior and revolving credit agreements) also adjusts net income by excluding items or expenses not typically excluded in the calculation of “EBITDA.” While the Company believes that the calculated Adjusted EBITDA is in accordance with the respective credit agreement, the calculation is subject to interpretation and requires judgment as to the determination of “unusual and nonrecurring losses.” EBITDA and Adjusted EBITDA do not represent net income or cash flow from operations as those terms are defined by generally accepted accounting principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. For a reconciliation of EBITDA to cash flows from operations, please refer to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2004.

The following is a calculation of the Company’s EBITDA and Adjusted EBITDA for the years ended November 30, 2003 and December 1, 2002:

	(in millions)
	For the Fiscal Year Ended November 30, 2003	For the Fiscal Year Ended December 1, 2002
EBITDA:

Income(loss) before extraordinary item and cumulative effect of change in accounting principle	$18.3	$16.9
Interest	68.5	72.6
Depreciation	23.8	21.4
Amortization	1.1	1.1
Income taxes	18.2	7.2

EBITDA	129.9	119.2

Adjustments to EBITDA:

Bad debt losses associated with Mattress Discounters, Malachi Mattress America, Inc. and Mattress Firm Franchisees	—	22.6
Equity and other losses associated with the investment in Malachi Mattress America, Inc.	—	7.6
Business closure charge associated with American Mattress Centers	—	5.8
Stock based compensation	1.3	0.9
Bain management fees	2.0	2.0
Unusual and nonrecurring losses:
Plant/Business closure, severance costs, and post-closing residual plant costs	4.9	3.8
Consulting fees associated with strategic initiatives	1.9	3.2
Increase in price rollback programs due to introduction of new “Unicased” product	5.4	—
Labor inefficiencies due to manufacturing process changes associated with the introduction of the new “Unicased” product	2.1	—
Various other new product introduction costs	3.8	—
Deferred debt write-off	2.5	—
Incremental expenses related to accounts receivable process improvement	2.2	—
Increase in workers compensation costs due to change in discount rate	1.3	—
Unusual relocation costs	1.0	0.2
Other (various)	3.5	3.6

Adjusted EBITDA	$161.8	$168.9